Exhibit 4.4

THIS SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) between Tejon Ranch Co., a Delaware corporation (the “Company”) and The Bank of New York Mellon, a New York State chartered bank (“Agent”), is dated as of May     , 2010.

1. Appointment.

(a) The Company is distributing, at no charge, to the holders of record of its outstanding shares of Common Stock, par value $0.50 per share (the “Common Stock”), at the close of business on May 21, 2010 (the “Record Date”), transferable rights (the “Rights”) to purchase shares of Common Stock (the “Additional Common Stock”) at a purchase price of $23.00 per share of Additional Common Stock (the “Subscription Price”), payable by cashier’s check or certified check, upon the terms and conditions set forth herein (the “Rights Offering”). The term “Subscribed” shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission. The Company hereby appoints Agent to act as subscription agent and information agent in connection with the Rights Offering and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement.

(b) The Rights Offering will expire at 5:00 p.m., Eastern Time, on June 14, 2010 (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

(c) The Company filed a Registration Statement relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on April 19, 2010 and such Registration Statement was declared effective on May     , 2010. The terms of the Additional Common Stock are more fully described in the Prospectus forming part of the Registration Statement as it was declared effective. All terms used and not defined herein shall have the same meaning as in the Prospectus.

(d) Promptly after the Record Date, the Company will furnish Agent with, or cause to be furnished to Agent, a certified list, in a format acceptable to Agent, of holders of Common Stock as of the Record Date, including each such holder’s name, address, taxpayer identification number, Share amount and any certificate detail (the “Record Stockholders List”).

2. Subscription of Rights.

(a) The Rights entitle the holders to subscribe, upon payment of the Subscription Price, for shares of Additional Common Stock at the rate of 0.12701 share(s) for each Right (the “Basic Subscription Privilege”). No fractional shares will be issued. In the event that the number of Rights submitted by a holder are exercisable for a number of shares that is not a whole number, the number of shares of Additional Common Stock issuable to such holder will be rounded down to the nearest whole share.

(b) With respect to subscribing shareholders who exercise their Rights in full and elect to exercise the oversubscription right described in the Prospectus, the Company shall provide Agent with instructions regarding the allocation to such shareholders of Additional Common Stock after the initial allocation thereof.

3. Duties of Subscription Agent.

(a) Agent shall issue the Rights in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company.

(b) As soon as practicable after Agent receives the Record Stockholders List, Agent shall:

(i) mail or cause to be mailed, by first class mail, to each holder of Common Stock of record on the Record Date whose address of record is within the United States, (i) a subscription form with respect to the Rights to which such stockholder is entitled under the Rights Offering (the “Subscription Form”), a form of which is attached hereto as Exhibit A, (ii) a copy of the Prospectus and (iii) a return envelope addressed to the Agent; and

(ii) mail or cause to be mailed, by courier, to each holder of Common Stock of record on the Record Date whose address of record is outside the United States, or is an A.P.O. or F.P.O. address, a copy of the Prospectus. Agent shall refrain from mailing Subscription Forms to any holder of Common Stock of record on the Record Date whose address of record is outside the United States and Canada, or is an A.P.O. or F.P.O. address, and hold such Subscription Forms for the account of such stockholder subject to such stockholder making satisfactory arrangements with the Agent for the exercise or other disposition of the Rights described therein, and follow the instructions of such stockholder for the exercise, sale or other disposition of such Rights if such instructions are received at or before 11:00 a.m., Eastern Time, at least three New York Stock Exchange trading business days prior to the Expiration Date.

(c) Agent shall mail or deliver a copy of the Prospectus (i) to each assignee or transferee of Rights upon receiving appropriate documents to register the assignment or transfer thereof and (ii) with shares of Additional Common Stock when such are issued to persons other than the registered holder of the Rights.

(d) Agent shall accept Subscriptions upon the due exercise of Rights (including payment of the Subscription Price) on or prior to the Expiration Time in accordance with the Subscription Form.

(e) Agent shall accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(i) if the Right is registered in the name of a fiduciary and the Subscription Form is executed by such fiduciary, provided the Additional Common Stock is to be issued in the name of such fiduciary;

(ii) if the Right is registered in the name of joint tenants and the Subscription Form is executed by one of the joint tenants, provided the Additional Common Stock is to be issued in the names of such joint tenants;

(iii) if the Right is registered in the name of a corporation and the Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer or agent thereof, provided the Additional Common Stock is to be issued in the name of such corporation; or

(iv) if the Right is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator or personal representative, provided, the Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder or as the personal representative of such individual.

(f) Agent shall refer to the Company for specific instructions as to acceptance or rejection all Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Section 3 and Subscriptions otherwise failing to comply with the terms and conditions of the Subscription Form.

4. Acceptance of Subscriptions.

(a) Upon acceptance of a Subscription, Agent shall hold all monies received in a special account for the benefit of the Company. Promptly following the Expiration Time, Agent shall distribute to the Company the funds in such account. Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise.

(b) Following Agent’s first receipt of Subscriptions, on each business day, or more frequently if reasonably requested as to major tally figures, provide a report by email to Allen Lyda (alyda@tejonranch.com) (the “Company Representative”) with copies to Mark Lahive of Gibson, Dunn & Crutcher LLP (mlahive@gibsondunn.com), as to the following information, based upon a preliminary review (and at all times subject to final determination by the Company) as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the total number of shares of Additional Common Stock Subscribed for; (ii) the total number of Rights sold; (iii) the total number of Rights partially Subscribed for; (iv) the amount of funds received; and (v) the cumulative totals in categories (i) through (iv) above.

(c) As promptly as possible on the first full business day following the Expiration Time, advise the Company Representative by email of (i) the number of shares of Additional Common Stock Subscribed for and (ii) the number of shares of Additional Common Stock unsubscribed for.

5. Completion of Rights Offering.

(a) Upon completion of the Rights Offering, Agent shall request the transfer agent for the Common Stock to issue the appropriate number of shares of Additional Common Stock as required in order to effectuate the Subscriptions.

(b) The Rights shall be issued in registered, book-entry form only. Agent shall keep books and records of the registration, transfer and exchange of Rights (the “Rights Register”).

(c) All Rights issued upon any registration of transfer or exchange of Rights shall be the valid obligations of the Company, evidencing the same obligations and entitled to the same benefits under this Agreement as the Rights surrendered for such registration of transfer or exchange; provided that, until such transfer or exchange is registered in the Rights Register, the Company and Agent may treat the registered holder thereof as the owner for all purposes.

(d) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Additional Common Stock to permit the exercise in full of all Rights issued pursuant to the Rights Offering.

(e) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Additional Common Stock issuable upon the exercise of the Rights (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

(f) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of Rights or Additional Common Stock issued upon exercise of Rights.

6. Duties as Information Agent. The Company hereby appoints Agent to act as information agent in connection with the Rights Offering and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement. In its capacity as information agent, Agent shall (if required): assist in the coordination of all printing activities and advertisement placement; establish contacts with brokers, dealers, banks and other nominees on the Company’s behalf; determine material requirements and assist in document review; facilitate the distribution of materials to registered and beneficial owners and to other interested parties; provide a dedicated toll-free line for all shareholder queries; provide status reporting to Company management; and facilitate payment of all broker-forwarding invoices, subject to collection from the Company of monies for this purpose.

7. Procedure for Discrepancies. Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Subscription Form may indicate are to be issued to a stockholder upon exercise of its Rights and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with the Company for instructions as to the number of shares of Additional Common Stock, if any, Agent is authorized to issue. In the absence of such instructions, Agent is authorized not to issue any shares of Additional Common Stock to such stockholder and will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and the Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

8. Procedure for Deficient Items.

(a) Agent shall examine the Subscription Forms received by it as agent to ascertain whether they appear to have been completed and executed in accordance with the Rights Offering. In the event Agent determines that any Subscription Form does not appear to have been properly completed or executed, or to be in proper form, or any other deficiency in connection with the Subscription Form appears to exist, Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the Subscription, unless the Company provides written authorization to waive such deficiency.

(b) If a Subscription Form specifies that shares of Additional Common Stock are to be issued to a person other than the person in whose name a surrendered Right is registered, Agent will not issue such shares until such Subscription Form has been properly endorsed with the signature guaranteed (or otherwise put in proper form for transfer).

(c) If any such deficiency is neither corrected nor waived, Agent will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and the Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

9. Instructions. Any instructions given to Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing (including by e-mail) by the Company as soon as practicable. Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions that do not conform with the written confirmation received in accordance with this section.

10. Date/Time Stamp. Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received.

11. Tax Reporting. Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as the Company may reasonably request in writing. Such action may be subject to additional fees.

12.	Authorizations and Protections. As agent for the Company hereunder Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent and the Company;

(b) shall have no obligation to issue any shares of Additional Common Stock unless the Company shall have provided a sufficient number of shares of Additional Common Stock;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Rights surrendered to Agent hereunder or shares of Additional Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to the validity, sufficiency, value or genuineness of the Rights Offering;

(d) shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and where the taking of such action might, in Agent’s reasonable judgment, subject or expose it to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(e) may rely on, and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and believed by Agent to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(g) shall not be liable or responsible for any failure of the Company or any other party to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

(h) may rely on and shall be fully authorized and protected in acting or failing to act upon (i) the written, telephonic, electronic or oral instructions of any authorized representative of the Company with respect to any matter relating to Agent acting pursuant to this Agreement; (ii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(i) may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

(j) may perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

(k) is not authorized, and shall have no obligation, to pay any brokers, dealers or soliciting fees to any person.

13. Indemnification. The Company shall indemnify Agent for, and hold Agent harmless from and against, any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense (collectively, “Loss”) arising out of or in connection with Agent’s duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Agent’s gross negligence, bad faith or intentional misconduct.

14. Limitation of Liability.

(a) In the absence of gross negligence, bad faith or intentional misconduct on its part, Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder.

(b) If any question or dispute arises with respect to the proper interpretation of this Agreement or Agent’s duties hereunder or the rights of the Company or of any holders of Rights, Agent shall not be required to act and shall not be held liable or responsible for failing or refusing to act until the question or dispute has been (i) judicially settled (and Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all stockholders and parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document in form and substance satisfactory to Agent and executed by the Company and each such stockholder and party.

15. Representations, Warranties and Covenants. The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and do not and will not conflict with, violate, result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes its legal, valid, binding and enforceable obligation, (d) the Rights Offering will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Rights Offering.

16. Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:	with an additional copy to:

Tejon Ranch Co. P.O. Box 1000 Lebec, California 93243 Attn: Allen Lyda	Gibson, Dunn & Crutcher LLP Century City Office 2029 Century Park East Los Angeles, California 90067 Attn: Mark S. Lahive

If to Agent:	with an additional copy to:

The Bank of New York Mellon c/o BNY Mellon Shareowner Services 480 Washington Boulevard Jersey City, NJ 07310 Attn: Relationship Manager	The Bank of New York Mellon c/o BNY Mellon Shareowner Services 480 Washington Boulevard Jersey City, NJ 07310 Attn: Legal Department

17. Confidentiality.

(a) In connection with Agent’s appointment hereunder, each party shall obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Agreement and the exhibits attached hereto. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

(b) In connection with the provision of services under this Agreement, the Company may direct Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to the Company’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, the Company consents to the release of information, including NPPI, (i) to any of Agent’s Representatives in connection with the services provided hereunder and (ii) as required by law, regulation, subpoena or governmental authority. Agent shall not be liable for the release of information in accordance with the foregoing provisions.

18. Compensation and Expenses.

(a) The Company shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit B hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Rights are surrendered to Agent, for Agent’s services hereunder.

(b) The Company shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

(c) All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing forty-five (45) days from the date of invoice. The Company agrees to reimburse Agent for any reasonable attorney’s fees and other costs associated with collecting delinquent payments.

(d) No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

19. Termination. The Company may terminate this Agreement at any time by notifying Agent in writing. Agent may terminate this Agreement upon thirty (30) days prior written notice to the Company. Unless so terminated, this Agreement shall continue in effect until ninety (90) days following the Expiration Time. In the event of such early termination, the Company will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided that no failure by the Company to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Company or its designee any Subscription Forms or other documents relating to the Rights Offering that Agent may receive after its appointment has so terminated.

20. Force Majeure. Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

21. Submission to Jurisdiction; Foreign Law.

(a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

22. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles.

(b) No provision of this Agreement may be amended, modified, or waived, except in a written document signed by both parties.

(c) In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering may arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification, of Agent as agent, which shall be controlled by the terms of this Agreement.

(d) If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.

(e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(f) This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; provided that (i) consent is not required for an assignment to an affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement. Any attempted assignment in violation of the foregoing will be void.

(g) Sections 11 (to the extent of tax reporting performed prior to termination), 12, 13, 14, 16, 17, 18, 21 and 22 hereof shall survive termination of this Agreement.

(h) Nothing in this Agreement shall be construed to give any person or entity other than Agent and the Company any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Agent and the Company.

(i) The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

(j) This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

(k) This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the exhibits hereto are an integral part of this Agreement.

(l) The Company acknowledges that Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Agent must obtain, verify and record information that allows Agent to identify the Company. Accordingly, prior to accepting an appointment hereunder, Agent may request information from the Company that will help Agent to identify the

Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that Agent deems necessary. The Company agrees that Agent cannot accept an appointment hereunder unless and until Agent verifies the Company’s identity in accordance with the Customer Identification Program requirements.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

TEJON RANCH CO.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Exhibit A	Form of Subscription Form
Exhibit B	Fee Schedule